Exhibit 10.1

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), dated as of February 15, 2011, is entered into between Windset Holdings 2010 Ltd., a Canada corporation (the “Corporation”) and Apio, Inc., a Delaware corporation and a wholly-owned subsidiary of Landec Corporation, a Delaware corporation (the “Investor,” and together with the Corporation, the “Parties” or each, a “Party”).

RECITALS:

WHEREAS, the Corporation has authorized 150,000 Senior Preferred shares (the “Senior Preferred Shares”), 186,320 Junior Preferred shares (the “Junior Preferred Shares”), and 1,000 Common shares (the “Common Shares”) of the Corporation; and

WHEREAS, the Corporation wishes to sell to the Investor, and the Investor wishes to purchase from the Corporation, all of the Senior Preferred Shares and 201 Common Shares (collectively, the “Purchased Shares”), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I          Definitions

The following terms have the meanings specified or referred to in this Article I:

“Acre” means a unit of land area measuring 43,560 square feet.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise, or any Associate thereof; provided that each member of the Newell Family Group, each member of the Windset Group, Renewable Fibre Corp., Braeside Breeders Ltd., Sylviaville Enterprises Ltd., Windset Labour Management Inc., Dr. John P. Newell Medical Services Ltd. and Station Square Medical Clinic Ltd. shall be deemed “Affiliates” of the Corporation.

“Affiliate Employment Agreements” means the executive employment agreements by and between GGFI and each of Dr. John P. Newell, John Newell, Steven Newell, Sylvia Newell and Anthony Martin, each dated January 1, 2010.

“Associate” where used to indicate a relationship with any Person, means:

(i)
any Person of which such Person owns, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all voting securities of the corporation for the time being outstanding;

(ii)	any partner of that Person;

(iii)	any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity;

(iv)	any relative of that Person who resides in the same home as such Person;

(v)	any Person who resides in the same home as that Person and to whom that Person is married or with whom that Person is living in a conjugal relationship outside marriage; or

(vi)	any relative of a Person mentioned in clause (v) who has the same home as that Person.

“Agreement” has the meaning set forth in the preamble.

“Audited Financial Statements” has the meaning set forth in Section 3.05.

“Balance Sheet” has the meaning set forth in Section 3.05.

“Balance Sheet Date” has the meaning set forth in Section 3.05.

 “Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Vancouver, British Columbia and San Francisco, California.

“Business” means the business of the Windset Group as conducted on the date hereof and as proposed to be conducted, including the operation of greenhouses, and the marketing, distribution and sale of fruits and vegetables, in Canada and the United States.

“Canadian Credit Agreements” means the Credit Agreement dated December 20, 2010 between GGFI and HSBC and the Credit Agreement dated December 21, 2010 between GGFI and FCC (as the same may be amended from time to time).

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Constating Documents” means the certificate of incorporation, amalgamation, continuance or other formation and the by-laws, articles, memorandum or other organizational documents of a Person, as applicable.

 “Contractor” means any person, including an advisor but not an Employee, who is engaged by any member of the Windset Group or any Related Party to render services (other than capital-raising services) for the Business and is compensated for such services.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Corporation” has the meaning set forth in the preamble.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Corporation and the Investor concurrently with the execution and delivery of this Agreement.

“Dollars” or “US$”  means the lawful currency of the United States.

“Employees” means those Persons employed immediately prior to the Closing by any member of the Windset Group.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“FCC” means Farm Credit Canada.

“FCC Side Letter” has the meaning set forth in Section 6.01(c).

 “Financial Statements” has the meaning set forth in Section 3.05.

“GAAP” means those accounting principles which are recognized as being generally accepted in Canada from time to time as set forth in the Handbook published by The Canadian Institute of Chartered Accountants (as revised from time to time).

“GGFI” means Greenhouse Grown Foods, Inc.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSBC” means HSBC Bank Canada.

“Insurance Policies” has the meaning set forth in Section 3.17.

“Intellectual Property” means all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and any applications for any of the foregoing, maskworks, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used in the Business of the Corporation.

“Interim Balance Sheet” has the meaning set forth in Section 3.05.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.05.

“Interim Financial Statements” has the meaning set forth in Section 3.05.

“Investor” has the meaning set forth in the preamble.

 “Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of the Corporation, after due inquiry, and shall include Dr. John P. Newell, Sylvia Helen Newell, Steven Newell, John Newell and Anthony Martin.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.08.

“Losses” means losses (including any that arise from the failure of the Corporation or any member of the Windset Group to satisfy any obligation to the Investor pursuant to the Transaction Documents), damages, Liabilities (including any tax Liabilities resulting from indemnification payments), deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable legal, Tax, accounting and other expenses, and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud, wilful breach or intentional misrepresentation or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of the Windset Group, individually or in the aggregate, or (b) the ability of the Windset Group, individually or in the aggregate, to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 3.10(a).

“MOU” means the memorandum of understanding dated October 8, 2009, by and between Landec and Windset California.

“Newell Family Group” means Dr. John P. Newell, Sylvia Helen Newell, John Newell, Steven Newell, Newell Capital Corporation, Newell Family Trust, Braeside Breeders Ltd., Windset Trust, Windset North Trust, Dr. John P. Newell Medical Services Ltd. and Station Square Medical Clinic Inc.

“Option Agreement” means the Agreement and Option to Purchase Real Property, dated July 2, 2009, by and between NKT O’Donnell, LLC and Windset California.

“Party” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.12(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Plans” means all plans, arrangements, agreements, programs, policies or practices (whether written or oral, formal or informal, funded or unfunded, insured or self-insured, registered or unregistered) to which any member of the Windset Group is a party or by which any member of the Windset Group is bound or under which any member of the Windset Group has any liability or contingent liability or which has any application to any member of the Windset Group’s Employees (including directors, officers, retired Employees, Employees on leave, former Employees, individuals working on contract with any member of the Windset Group or other individuals providing services to any member of the Windset Group of a kind normally provided by Employees) or their dependants or beneficiaries and consisting of or relating to, as the case may be, any one or more of the following:

 (i) retirement savings or pensions, including any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan, or supplemental pension or retirement plan;

(ii) any bonus, incentive pay or compensation, performance compensation, deferred compensation, profit sharing or deferred profit sharing, share purchase, stock option, stock appreciation, stock purchase, phantom stock, vacation or vacation pay, sick pay, severance or termination pay, employee loans or separation from service benefits, or other type of plan or arrangement providing for compensation or benefits additional to base pay or salary; and

(iii) disability or wage continuation benefits during periods of absence from work (including short-term disability, long-term disability and worker’s compensation benefits) or any other benefit, including supplemental unemployment, hospitalization, health, medical/dental, disability, life insurance, death or survivor benefits, employment insurance, vacation pay, severance or termination pay, and fringe benefits;

excluding all statutory plans with which any member of the Windset Group is required to comply (including the Canada Pension Plan and plans administered pursuant to applicable provincial health tax, workers compensation and unemployment insurance legislation).

“Plan Documents” means texts and all amendments to all Plans, trust and funding agreements and amendments, pension Contracts, applicable insurance Contracts, actuarial valuations, financial statements, all material internal memoranda concerning the Plans, annual information returns, relevant employee, former employee and pensioner data, all booklets, summaries, manuals and written communications of a general nature distributed or made available to any Employees or former Employees and correspondence with any Governmental Authorities in respect of Plans.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchased Shares” has the meaning set forth in the recitals.

“Real Property” means the real property owned, leased or subleased by the Corporation, together with all buildings, structures and facilities located thereon.

“Related Party” means (i) each member of the Newell Family Group, (ii) each director and executive officer of each member of the Windset Group, and (iii) the Associates and Affiliates, as applicable, of each of the foregoing Persons; provided that each member of the Newell Family Group, each member of the Windset Group, Renewable Fibre Corp., Braeside Breeders Ltd., Sylviaville Enterprises Ltd., Windset Labour Management Ltd., Dr. John P. Newell Medical Services Ltd. and Station Square Medical Clinic Ltd. shall each be deemed “Related Party” of the Windset Group.

“Related Party Agreement” has the meaning given in Section 3.11.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, Employees, Contractors, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the growing of hydroponic lettuce.

“Restricted Period” has the meaning set forth in Section 5.03(a).

“RNA Facility” means the US$45,000,000 credit facility made available to Windset California pursuant to the terms of a credit agreement dated February 15, 2011 by and among Windset California, as borrower, Rabobank, N.A., as lender, and Rabobank, N.A. as collateral agent.

“Senior Preferred Shares” has the meaning set forth in the recitals.

“Share Certificates” has the meaning set forth in Section 2.03(b).

“Shareholders’ Agreement” has the meaning set forth in Section 6.02(m).

“Shares” means the Common Shares, Junior Preferred Shares and Senior Preferred Shares, or any of them, as the context may require.

 “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof, and for purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the manager, general partner, trustee, or Persons with similar authority of such limited liability company, partnership, association or other business entity.

“Tax Act” means the Income Tax Act (Canada).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

 “Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for tax benefits.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means Canada, the United States and Mexico.

“Transaction Documents” means this Agreement, the Shareholders’ Agreement and Schedule “A” to the Articles of the Corporation.

“U.S. Facility” means the Phase I and Phase II greenhouse, the 221 Acres on which the Phase I and Phase II greenhouse will be located and the associated water treatment plant, heating and cooling plant, packing plant, distribution facility, and administration facility proposed to be built in the City of Santa Maria, California in connection with the Business.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Windset California” means Windset Farms (California), Inc.

“Windset Group” means the Corporation and each of its Subsidiaries or their predecessors, as the case may be and as the context may require; and “member of the Windset Group” means any one of them.

ARTICLE II     Purchase and sale

Section 2.01   Purchase and Sale.  Subject to the terms and conditions set forth herein, at the Closing, the Corporation shall sell to the Investor, and the Investor shall purchase from the Corporation, the Purchased Shares, which, after the purchase, will constitute (x) 100% of the outstanding Senior Preferred Shares of the Corporation, and (y) 20.1% of the outstanding Common Shares of the Corporation, free and clear of all Encumbrances.

Section 2.02   Purchase Price.  The aggregate purchase price for the Purchased Shares shall be US$15,000,201 (the “Purchase Price”).  The purchase price for the Senior Preferred Shares shall be US$15,000,000 and the purchase price for the Common Shares shall be US$201.

Section 2.03   Transactions to be Effected at the Closing.

(a)          At the Closing, the Investor shall deliver to the Corporation:

(i)           the Purchase Price by wire transfer of immediately available funds to an account of the Corporation, such account to be designated in writing by the Corporation to the Investor; and

(ii)           the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by the Investor at or prior to the Closing pursuant to Section 6.03 of this Agreement.

(b)          At the Closing, the Corporation shall deliver to the Investor:

(i)           a share certificate evidencing the Senior Preferred Shares and a share certificate evidencing the Common Shares purchased by the Investor (collectively, the “Share Certificates”); and

(ii)           the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by the Corporation at or prior to the Closing pursuant to Section 6.02 of this Agreement.

Section 2.04   Closing.  Subject to the terms and conditions of this Agreement, the purchase and sale of the Purchased Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., California time on February 15, 2011, at the offices of Orrick, Herrington & Sutcliffe LLP, 405 Howard St., San Francisco, California 94105, or at such other time or on such other date or at such other place as the Corporation and the Investor may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.05   Use of Funds.  The Corporation covenants to use all of the Purchase Price (excluding any costs and expenses associated with the consummation of this Agreement) to fund a portion of an equity infusion to be made by the Corporation into Windset Holdings Ltd., who in turn will make a corresponding equity infusion into Windset Holdings USA Inc., who in turn will make a corresponding equity infusion into Windset California to enable Windset California to arrange construction financing and term financing as required under the RNA Facility to purchase 221 Acres and build and operate an approximately 64-Acre greenhouse in Santa Maria, California.

ARTICLE III   Representations and warranties of Each Member of the Windset Group

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each member of the Windset Group represents and warrants to the Investor, severally and not jointly, that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01   Organization, Authority and Qualification of each member of the Windset Group.  Each member of the Windset Group is a duly organized, validly existing and in good standing and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.  Schedule 3.01 of the Disclosure Schedules sets forth each jurisdiction in which each member of the Windset Group is licensed or qualified to do business, and each member of the Windset Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary except for any jurisdiction(s) in which the failure to so qualify would not have a Material Adverse Effect. All corporate actions taken by each member of the Windset Group in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.  None of such actions will result in any violation of, be in conflict with, or constitute a default, in any material respect, under any of its organizational documents or any law, statute, regulation, ordinance, contract, agreement, instrument, judgment, decree or order to which each member of the Windset Group is a party or by which each member of the Windset Group or its assets may be bound.

Section 3.02   Capitalization.

(a)           Immediately prior to the sale of the Purchased Shares to the Investor, the authorized capital stock of the Corporation consists of 1,000 Common Shares, 799 of which are issued and outstanding, 186,320 Junior Preferred Shares, all of which are issued and outstanding, and 150,000 Senior Preferred Shares, none of which are issued and outstanding. Schedule 3.02(a) sets forth the Corporation’s capitalization immediately prior the sale of the Purchased Shares, including the Shares outstanding, the names of the Persons holding the Shares and the tax residency of each of such Persons.  All of the Shares have been duly authorized, and all of the issued and outstanding Shares and are validly issued, fully paid and non-assessable, and are free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Investor shall own all of the Purchased Shares, free and clear of all Encumbrances, and the capitalization of the Corporation shall be as set forth in Schedule 3.02(a).

(b)           All of the Shares have been issued in compliance with applicable Laws. None of the Shares have been issued in violation of any agreement, arrangement or commitment to which each member of the Windset Group is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)           Other than as set forth in Schedule 3.02(c), there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of each member of the Windset Group or obligating each member of the Windset Group to issue or sell any shares of capital stock of, or any other interest in, each member of the Windset Group. Each member of the Windset Group does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Other than the Shareholders’ Agreement, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.03   No Subsidiaries. Except as set forth in Schedule 3.03, each member of the Windset Group does not, directly or indirectly, own or have the right to acquire any equity interest in any corporation, limited liability company, partnership, joint venture, trust or other business organization.  Schedule 3.03 sets forth a true and correct copy of the organization chart of the Windset Group.

Section 3.04   No Conflicts; Consents.  The execution, delivery and performance by the Corporation of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of each member of the Windset Group; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to each member of the Windset Group; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which each member of the Windset Group is a party or by which each member of the Windset Group is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of each member of the Windset Group; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of each member of the Windset Group. No consent, license, order, permit, approval, authorization, declaration of, payment to or filing with any Governmental Authority (collectively, “Authorizations”) is required by or with respect to each member of the Windset Group in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.05    Financial Statements.  Complete copies of the Windset Group’s audited financial statements consisting of the balance sheet of the Windset Group as of December 31, 2009 and December 31, 2008 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Windset Group as of September 25, 2010, and the related statements of income and retained earnings, shareholders’ equity and cash flow for the nine month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been made available to the Investor. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Windset Group, and fairly present the financial condition of the Windset Group as of the respective dates they were prepared and the results of the operations of the Windset Group for the periods indicated. The balance sheet of the Windset Group as of December 31, 2009 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Windset Group as of September 25, 2010 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”  Each member of the Windset Group maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.06    Working Capital.  Schedule 3.06 sets forth the working capital of the Windset Group (the “Working Capital”). The Working Capital represents an amount sufficient (taking into account funds available to the Windset Group following payment of the Purchase Price by the Investor and the closing of the RNA Facility) to complete construction and start up of the U.S. Facility and to conduct the Windset Group’s operations in the ordinary course of business consistent with past practice during the period beginning on the Closing Date and ending 36 months thereafter.

Section 3.07    Inventories.  The inventories of each member of the Windset Group (i) are in good, merchantable and usable condition, (ii) are reflected in the Balance Sheet at the lower of cost or market in accordance with GAAP, and (iii) are of a quality and quantity usable in the ordinary course of business.  The inventory obsolescence policies of each member of the Windset Group are appropriate for the nature of the products sold and the marketing methods used by each member of the Windset Group, the reserve for inventory obsolescence contained in the Balance Sheet fairly reflects the amount of obsolete inventory as of its date.

Section 3.08    Undisclosed Liabilities.  Each member of the Windset Group has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (collectively, “Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.09    Absence of Certain Changes, Events and Conditions.  Except as provided in Schedule 3.09 of the Disclosure Schedules, since December 31, 2009, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to each member of the Windset Group, any:

(a)          event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)          other than as may be effected in connection with the consummation of the transactions contemplated by this Agreement, amendment of the charter, by-laws or other organizational documents of each member of the Windset Group;

(c)          split, combination or reclassification of any shares of its capital stock;

(d)          issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)          declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)           material change in any method of accounting or accounting practice of the Windset Group, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)          material change in each member of the Windset Group’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, recording of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)          other than pursuant to the Canadian Credit Agreements and the RNA Facility, incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i)           transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(j)           transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(k)          material damage, destruction or loss (whether or not covered by insurance) to its property;

(l)           any capital investment in, or any loan to, any other Person;

(m)         acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which each member of the Windset Group is a party or by which it is bound;

(n)          any material capital expenditures other than the U.S. Facility;

(o)          other than pursuant to the Canadian Credit Agreements, imposition of any Encumbrance upon any of the Windset Group’s properties, capital stock or assets, tangible or intangible;

(p)          grant of any bonuses, whether monetary or otherwise, or any general wage or salary increases in respect of its Employees or Contractors, other than as provided for in any written agreements or consistent with past practice, or change in the terms of employment or service for any Employee or Contractor;

(q)          other than the Affiliate Employment Agreements, entry into or termination of any employment agreement or collective bargaining agreement, written or oral, or modification of the terms of any such existing agreement;

(r)           any loan to, or entry into any other transaction with, any of its directors, officers, Employees, or Contractors, outside the ordinary course;

(s)          entry into a new line of business or abandonment or discontinuance of existing lines of Business;

(t)           adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(u)          purchase, lease or other acquisition of the right to own, use or lease any Real Property or assets for an amount in excess of US$500,000, individually (in the case of a lease, per annum) or US$1,000,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(v)          acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(w)         adoption, amendment, modification or termination of any bonus, profit sharing, incentive, severance, or other plan, Contract or commitment for the benefit of any of its directors, officers, Employees and Contractors (or any such action taken with respect to any other benefit plan);

(x)           action by any member of the Windset Group to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability; or

(y)           any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.10   Material Contracts.

(a)          Schedule 3.10(a) of the Disclosure Schedules lists each of the following Contracts of all members of the Windset Group (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Schedule 3.12(a) of the Disclosure Schedules and all Contracts relating to Intellectual Property set forth in Schedule 3.14 of the Disclosure Schedules, being “Material Contracts”):

(i)       each Contract of any member of the Windset Group involving aggregate consideration in excess of US$1,000,000 and which, in each case, cannot be cancelled by such member of the Windset Group without penalty or without more than 90 days’ notice;

(ii)      all Contracts with annual payments or payables equal or greater to US$100,000 that require any member of the Windset Group to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)     all Contracts that provide for the indemnification or guarantee by any member of the Windset Group of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)     all Contracts that relate to the acquisition or disposition of any business, a material amount of shares or assets of any other Person or any real property (whether by merger, sale of shares, sale of assets or otherwise);

(v)      all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which any member of the Windset Group is a party;

(vi)     except as set forth in the Affiliate Employment Agreements, all employment agreements and Contracts with Employees, Contractors or consultants (or similar arrangements) to which any member of the Windset Group is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(vii)    except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of any member of the Windset Group;

(viii)   all Contracts with any Governmental Authority to which any member of the Windset Group is a party;

(ix)      all Contracts that limit or purport to limit the ability of any member of the Windset Group to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)       any Contracts to which any member of the Windset Group is a party that provide for any joint venture, partnership or similar arrangement by any member of the Windset Group;

(xi)      all collective bargaining agreements or Contracts with any labor organization, union or association to which any member of the Windset Group is a party;

(xii)     written Contracts of any member of the Windset Group with officers, directors and Affiliates of the Windset Group; and

(xiii)    any other Contract with annual payments or payables equal or greater to US$100,000 that is material to any member of the Windset Group and not previously disclosed pursuant to this Section 3.10.

(b)          Each Material Contract is valid and binding on any member of the Windset Group in accordance with its terms and is in full force and effect. None of the Windset Group members or any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Investor.

Section 3.11    Related Party Agreements.

(a)          Schedule 3.11(a) sets out, with specificity, (x) all amounts owed to or by any member of the Windset Group under Contracts as of December 31, 2009 and December 31, 2010 with any Related Party (the “Related Party Agreements”); and (y) all amounts paid to or by any member of the Windset Group to or by a Related Party in the previous three (3) fiscal years.

(b)          Except as set out in Schedule 3.11(b), no member of the Windset Group has any outstanding Indebtedness or Liability for amounts owing to (including for cash advances or negative cash balances), or notes or accounts receivable from, or leases, Contracts or other commitments or arrangements with or for the benefit of any Related Party.

(c)          Except as set out in Schedule 3.11(c), no Related Party possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee or competitor or potential competitor of the Windset Group or the Business. For the purposes of this Section 3.11(c), ownership of securities of 2% or less of any class of such securities that are listed and traded on a recognized stock exchange or trading system shall not be deemed to be a financial interest.

(d)           Except as set out in Schedule 3.11(d), (i) no indebtedness, claim, liability or obligation of any member of the Windset Group is guaranteed by any Related Party, and (ii) no member of the Windset Group is a guarantor or co-obligor of any Indebtedness, Claim, liability or obligation of any Related Party of the Windset Group.

Section 3.12    Title to Assets; Real Property.

(a)          Each member of the Windset Group has good and valid (and, in the case of Real Property owned by any member of the Windset Group (“Owned Real Property”), good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property, including but not limited to Corporation Intellectual Property, and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)       those items set forth in Schedule 3.12(a) of the Disclosure Schedules;

(ii)      liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(iii)     mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of any member of the Windset Group;

(iv)     easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of any member of the Windset Group; or

(v)      other than with respect to Owned Real Property and the Canadian Credit Agreements, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of any member of the Windset Group.

(b)          Each member of the Windset Group has received or shall receive in a timely fashion all permits and licenses required for the development, construction and operation of the U.S. Facility and the Business. Schedule 3.12(b) sets forth: (i) all such permits and licenses currently held by a member of the Windset Group, and (ii) as of the Closing Date, and after taking into effect the transactions contemplated by this Agreement, the aggregate amount of capital spent on the development and construction of the U.S. Facility. As of the Closing Date, the Windset Group possesses sufficient and adequate capital to complete the development and construction of the U.S. Facility as described on Schedule 3.12. Each member of the Windset Group has taken all actions necessary or desirable to exercise its option pursuant to the Option Agreement, and there are no unsatisfied or unwaived conditions precedent to the exercise by any member of the Windset Group of such option.

(c)          Schedule 3.12(c) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by any member of the Windset Group, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to Owned Real Property, each member of the Windset Group has delivered or made available to the Investor true, complete and correct copies of the deeds and other instruments (as recorded) by which any member of the Windset Group acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of each member of the Windset Group and relating to the Real Property. With respect to Real Property leased by any member of the Windset Group (“Leased Real Property”), each member of the Windset Group has delivered or made available to the Investor true, complete and correct copies of any leases affecting the Real Property. Each member of the Windset Group is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The use and operation of the Real Property in the conduct of each member of the Windset Group’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the members of the Windset Group. There are no Actions pending nor, to the Corporation’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.13    Condition and Sufficiency of Assets.  Except as set forth in Schedule 3.13 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the members of the Windset Group are structurally sound, are in good operating condition and repair, and are adequate for the Business and for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the members of the Windset Group, together with all other properties and assets of the members of the Windset Group, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing, and as presently proposed to be conducted, and constitute all of the rights, property and assets necessary to conduct the Business.

Section 3.14    Intellectual Property.

(a)          Schedule 3.14 identifies the Intellectual Property material to the Business, other than the Software and normal and routine off-the-shelf software licence agreements. All of such Intellectual Property is valid, subsisting and enforceable.

(b)          One or more members of the Windset Group owns, directly and exclusively, all right, title and interest in and to all Intellectual Property owned by it as identified in Schedule 3.14, with good and marketable title, free and clear of all liens, Encumbrances or any other rights of others. Any third party who has any moral rights or similar rights in or to such Intellectual Property has irrevocably waived such rights in favour of the Windset Group. One or more members of the Windset Group hold valid licences for all of the Intellectual Property owned by third parties.

(c)          No member of the Windset Group has, during the past three (3) years, except in the ordinary course of business in connection with the distribution of its products and licences to end users and in connection with the Canadian Credit Facilities:

(i)       transferred, conveyed, sold, assigned, pledged, mortgaged or granted a security interest in any Intellectual Property owned by any member of the Windset Group to any third party;

(ii)      entered into any licence, franchise or other agreement with respect to any Intellectual Property owned by any member of the Windset Group with any third person; or

(iii)     otherwise encumbered any of the Intellectual Property owned by any member of the Windset Group.

(d)          All of the Intellectual Property owned by any one or more members of the Windset Group was created either by Employees in the course of their employment or by Contractors and all such Employees and Contractors have transferred and assigned all of their rights in and to such Intellectual Property to the Windset Group pursuant to written assignment agreements and have waived their moral rights and rights of a similar nature in and to such Intellectual Property.

(e)          To the knowledge of the Windset Group, neither the Windset Group nor its operation of the Business conflicts with, misappropriates or infringes upon, dilutes or otherwise violates any intellectual property rights of any third party.

(f)          To the knowledge of the Windset Group, there is no, and there has not been any, conflict, unauthorized use, infringement, misappropriation or dilution of any of the Intellectual Property owned, used or licensed by or to any member of the Windset Group or any breach at any time of any duty or obligation owed to any member of the Windset Group in respect of any of the Intellectual Property.

(g)          No member of the Windset Group is a party, and the Business is not otherwise subject, to any agreement, contract or judicial order that in any way limits or restricts any Intellectual Property that any member of the Windset Group owns and/or currently uses to conduct the Business, other than normal and routine off the-shelf software licence agreements.

(h)          Each employee and contractor to the Windset Group or the Business has signed a confidentiality and non-disclosure agreement and, except as disclosed in Schedule 3.14, to the knowledge of the Windset Group there have not been any breaches of such confidentiality and non-disclosure agreements. To the knowledge of the Windset Group, the Windset Group’s employment of any of its Employees or the retainer of any Contractor does not violate any non-disclosure or non-competition agreement between any Employee or Contractor and a third party.

Section 3.15    Accounts Receivable.  The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by each member of the Windset Group involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of each member of the Windset Group not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of each member of the Windset Group, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of each member of the Windset Group have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.16    Customers and Suppliers.

(a)           Schedule 3.16(a) sets forth a list of the top ten (10) customers of the Business (each a “Top Ten Customer”) by dollar value of sales for each of the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010.  Except as set out in Schedule 3.16(a), no Top Ten Customer has cancelled or otherwise terminated, or to the knowledge of the Windset Group threatened to cancel or otherwise terminate, its relationship with the Windset Group or the Business. No member of the Windset Group has received any written notice that any Top Ten Customer may cancel or otherwise materially and adversely modify its relationship with the Windset Group or the Business or its usage or purchase of the services and products of the Windset Group and the Business either as a result of the transactions contemplated hereby or otherwise. No Top Ten Customer is entitled to or customarily receive discounts, allowances, volume rebate or similar reductions in price or other trade terms arising from any agreements or understandings (whether written or oral) with or concessions granted to any Top Ten Customer.

(b)           Schedule 3.16(b) sets forth a list of the top ten (10) suppliers to the Business (each a “Top Ten Suppliers”) by dollar value of sales for each of the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010.  Except as set out in Schedule 3.16(b), no Top Ten Supplier has cancelled or otherwise terminated, or to the knowledge of the Windset Group threatened to cancel or otherwise terminate, its relationship with the Windset Group or the Business. No member of the Windset Group has received any written notice that any Top Ten Supplier may cancel or otherwise materially and adversely modify its relationship with the Windset Group or the Business or cease to supply goods or services to the Windset Group or the Business either as a result of the transactions contemplated hereby or otherwise. No member of the Windset Group is entitled to or customarily receive discounts, allowances, volume rebate or similar reductions in price or other trade terms arising from any agreements or understandings (whether written or oral) with or concessions granted by any Top Ten Supplier.

Section 3.17    Insurance.  Schedule 3.17 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by any member of the Windset Group or a Related Party relating to the Business, or any assets, operations, Employees, Contractors, officers and directors related to the same (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to the Investor. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. No member of the Windset Group nor any Related Party has received written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of any member of the Windset Group. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Schedule 3.17 of the Disclosure Schedules, there are no claims related to the business of any member of the Windset Group pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Each member of the Windset Group is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to any member of the Windset Group and are sufficient for compliance with all applicable Laws and Contracts to which any member of the Windset Group is a party or by which it is bound.

Section 3.18    Legal Proceedings; Governmental Orders.

(a)           Except as set forth in Schedule 3.18(a) of the Disclosure Schedules, there are no Actions pending or, to the Corporation’s Knowledge, threatened (a) against or by any member of the Windset Group affecting any of its properties, assets or customers (or by or against any Related Party thereof and relating to any member of the Windset Group); or (b) against or by any member of the Windset Group or any Related Party that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)           Except as set forth in Schedule 3.18(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any member of the Windset Group or any of its properties or assets. Each member of the Windset Group is in compliance with the terms of each Governmental Order set forth in Schedule 3.18(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.19    Compliance With Laws; Permits.

(a)           Except as set forth in Schedule 3.19(a) of the Disclosure Schedules, each member of the Windset Group has complied, and is now complying, with all Laws applicable to it or the Business, and to its properties or assets.

(b)           All Permits required for any member of the Windset Group to conduct the Business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 3.19(b) of the Disclosure Schedules lists all current Permits issued to any member of the Windset Group, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.19(b) of the Disclosure Schedules.

Section 3.20    Environmental Matters.

(a)           The Windset Group is and has been in compliance in all material respects with all Environmental Laws.  There has been no release of any Hazardous Material on, upon, into or from any site owned, leased or otherwise used by the Windset Group during the pendency of such ownership, lease or use.  There have been no Hazardous Materials generated by the Windset Group that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States.  There are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Windset Group or contemplated to be owned or operated in connection with the Business, except for the storage of hazardous waste in compliance with Environmental Laws and as listed on Schedule 3.20(a).  Each member of the Windset Group reasonably believes that no material expenditures are or will be required to comply with Environmental Laws associated with the Business.  Each member of the Windset Group has made available to the Investor true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.  For purposes of this Section 3.20, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Materials; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Materials.

(b)           Schedule 3.20(b) contains a complete and accurate list of all current Environmental Permits issued to members of the Windset Group or any past or present Environmental Permits issued to members of the Windset Group which are related to the Business, the Real Property or the U.S. Facility.  All such Environmental Permits are valid and in good standing, are complete and accurate in all material respects. There has been no violation of any such Environmental Permits, program approvals or other approvals by a member of the Windset Group and no proceeding is pending, or to the knowledge of the Windset Group, threatened to revoke, modify, cancel, suspend or limit any such Environmental Permits, program approvals or other approvals or to add any conditions of compliance. The Windset Group is in possession of all Environmental Permits which are required of it or for the use and occupation of the U.S. Facility, the Owned Real Estate and the Leased Premises for the operation of the Business under all applicable Laws.

(c)           Except as disclosed in Schedule 3.20(c), all operations of the Leased Premises and the Owned Real Property, while occupied by any member of the Windset Group and, to the knowledge of the Windset Group, while occupied by any of their respective predecessors in title, have been and are now in compliance with all Environmental Laws. The Windset Group has filed all reports and other information and obtained all Environmental Permits to enable the Business as now conducted to be carried on in compliance with Environmental Laws.

(d)           No remedial orders have been issued to or received by any member of the Windset Group, a Related Party, or in respect of the Business, the Owned Real Property, the Leased Premises or the U.S. Facility.

(e)           During the Windset Group’s occupation of the Owned Real Property, the Leased Premises and the U.S. Facility, and to the knowledge of the Windset Group, there has not been a Release of Hazardous Material on any of such premises in violation of Environmental Laws, and there has not been a Release of or exposure to Hazardous Material at any property or facility at any time as would reasonably be expected to give rise to any current or future liabilities of the Windset Group under any Environmental Laws.

(f)           No member of the Windset Group or any Related Party has received any written notice, report or other information of any alleged violation of or liabilities under any Environmental Laws or other damage to the environment emanating from or occurring on the Owned Real Property, the Leased Premises or the U.S. Facility and, to the knowledge of the Windset Group, no fact or circumstances exists which would give rise to an Environmental Claim.

(g)           There are no active or abandoned above ground or, to the knowledge of the Corporation, underground storage tanks at, on, in or under the U.S. Facility, the Owned Real Property or the Leased Premises. None of the Owned Real Property, the Leased Premises or the U.S. Facility have been used to generate, manufacture, refine, treat, transport, store, handle, dispose, transfer, use, produce or process Hazardous Materials, except in compliance with all applicable Environmental Laws. None of the Owned Real Property, the Leased Premises or the U.S. Facility have been used for or been designated as a waste disposal site.  No PCBs or equipment containing PCBs; lead or lead based paint; asbestos or asbestos-containing materials are present at any of the Owned Real Property, the Leased Premises or the U.S. Facility. To the knowledge of the Corporation, no toxic mould, mildew or fungi are present at any of the Owned Real Property, the Leased Premises or the U.S. Facility the presence of which would have a material impact on the operations of the Business.

(h)           Except as provided for in Schedule 3.20(h), no member of the Windset Group nor any Related Party has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person relating to Environmental Laws.

(i)            The Corporation has made available to the Investor copies of all documents, records and information in the possession or control of, or available to any member of the Windset Group concerning any environmental or health and safety matter relevant to any member of the Windset Group, the U.S. Facility, the Owned Real Property, the Leased Premises, any past properties, facilities or operations of any member of the Windset Group, or the Business, including documentation regarding waste disposal, reports, correspondence, Environmental Permits related to environmental or health and safety matters issued by any Governmental Authority, and analyses and monitoring data for soil, groundwater and surface water and all material third party reports pertaining to any environmental assessments or audits that were obtained by, or are in the possession or control of, any member of the Windset Group.

Section 3.21    Pension and Benefit Plans.

(a)           Schedule 3.21 contains a complete and accurate list of all Plans. No such Plan has been terminated or partially terminated and all such Plans are still in full force and effect. All Plan Documents have been made available to the Investor and are true, correct, complete in all material respects and, where applicable, up-to-date.  No member of the Windset Group has any liabilities or contingent liabilities in respect of any pension, benefit or compensation Plan that has been discontinued.

(b)           All Plans are registered where required by the applicable Laws and no events have occurred which would affect the registered status of such Plans.

(c)           All contributions and premiums required to be paid to all statutory plans which each member of the Windset Group is required to comply with, including the Canada or Quebec pension Plan and Plans administered pursuant to applicable provincial health tax, workers compensation and employment insurance Laws, have been paid by each member of the Windset Group in accordance with applicable Law.

(d)           All Plans are in good standing under applicable Laws and each member of the Windset Group has made all filings required by the Governmental Authorities and applicable Laws. The Plans and all investments held by such Plans comply in all respects with all applicable Laws and the Plan Documents and the Plans have been established, funded, invested, amended, maintained and administered in compliance with all of the terms and conditions of the Plans and all applicable Laws.

(e)           There have been no withdrawals or transfers of assets from the Plans except to a member or a beneficiary in accordance with the Plan Documents or in accordance with approval granted by a Governmental Authority. No actuarial surplus has ever been removed from any of the Plans. In respect of each Plan that is funded, in whole or in part, no Person has taken any contribution holidays in respect of such Plan, paid any administration expenses from the fund of such Plan or received a transfer from or been merged with another plan, in each case except in accordance with the terms of such Plan, the trusts and other funding criteria which govern such Plan and applicable Law.

(f)           No unfunded liability, solvency deficiency, unpaid special payment or experience deficiency, whether due or not, exists with respect to the Plans. There has been no material change in the value of any Plan since the last valuation which would affect the actuarial report or financial statements and the actuarial methods and assumptions used have not changed since the last valuation.

(g)           None of the execution and delivery of this Agreement, the performance of the Corporation’s obligations under this Agreement or the consummation of any of the transactions contemplated in this Agreement will:

(i)       result in any payment (including bonus, golden parachute, retirement, severance, unemployment compensation, or other benefit or enhanced benefit) becoming payable under any Plan;

(ii)      increase any benefits otherwise payable under any Plan;

(iii)     entitle any Employee or any Contractor to any job security or similar benefit or any enhanced benefits; or

(iv)     result in the acceleration of the time of payment or vesting of any benefits otherwise payable under any Plan, or result in any such plan becoming terminable other than at the sole and unfettered discretion of the Windset Group.

(h)           None of the Plans (other than any pension plans) provide benefits beyond retirement or other termination of service to Employees or former Employees or to the beneficiaries or dependants of such Employees.

(i)            No Plan is a multi-employer pension plan as defined under the provisions of applicable federal or provincial pension standards legislation.

(j)            No condition exists that would prevent a member of the Windset Group from amending or terminating any Plan other than any limitations imposed by applicable Law.

(k)           No member of the Windset Group has any liabilities on account of being deemed, at any relevant time, a single employer with any other Person under or pursuant to Section 414(b), (c), (m) or (o) of the U.S. Internal Revenue Code of 1986, as amended.

Section 3.22    Employment Matters

(a)           Schedule 3.22 contains a complete and accurate list of all Employees, their respective positions, dates of hire, current salaries, benefits and other remunerations and dates of last salary increases and indicates which Employees are parties to a written or oral agreement with a member of the Windset Group (including confidentiality and non-competition agreements). Except as disclosed in Schedule 3.22, no Person is a party to any agreement with past or present Employees, agents or Contractors in connection with the Business. All written employment contracts with Employees or Contractors are described in Schedule 3.22 and complete and accurate copies of such employment contracts have been made available to the Investor.

(b)           No trade union, employee association or other similar entity has any bargaining rights acquired by either certification or voluntary recognition with respect to the Employees or Contractors except as set out in Schedule 3.22. To the knowledge of the Windset Group, there are no current attempts to organize or establish any labour union, employee association or other similar entity affecting the Windset Group or the Business. To the knowledge of the Windset Group, there are no threatened or apparent union organizing activities involving the Employees or Contractors.

(c)           None of the Windset Group or any Related Party is or has ever been delinquent in payments to any Employee, consultant or Contractor for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such Person. None of the Windset Group or any Related Party is or has ever been liable for any payment to any Person, trust or other fund, or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees or Contractors (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(d)           With respect to the transactions contemplated by this Agreement and the other Transaction Documents, any notice required under any law or collective bargaining agreement has been or prior to Closing will be given, and all bargaining obligations with any employee representative have been or prior to Closing will be satisfied. Within the past three (3) years, the Business has not implemented any plant closing or layoff of Employees or Contractors that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Law, regulation or ordinance.

Section 3.23    Taxes.  Except as set forth in Schedule 3.23 of the Disclosure Schedules:

(a)           All Tax Returns required to be filed on or before the Closing Date by each member of the Windset Group have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by each member of the Windset Group (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)           Each member of the Windset Group and each Related Party has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, Contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)           No claim has been made by any Taxing Authority in any jurisdiction where any member of the Windset Group does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)           There are no outstanding agreements, waivers, or arrangements or requests for such agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or period of collection or assessment of, Taxes of or with respect to any member of the Windset Group.

(e)           There are no liens for Taxes (other than for current Taxes not yet due and payable) on any member of the Windset Group relating to the Real Property.

(f)           The amount of the Windset Group’s Liability for unpaid Taxes for all periods ending on or before September 25, 2010 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Windset Group’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Windset Group (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(g)           No deficiencies for any Taxes have been proposed, asserted or assessed in writing against any member of the Windset Group that are still pending.

(h)           There are no outstanding agreements, waivers, or arrangements or requests for such agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or period of collection or assessment of, Taxes of or with respect to any member of the Windset Group.

(i)            No written notice has been received by any member of the Windset Group (i) that any Tax Return of such is under current examination by the United States Internal Revenue Service or by any state, local or foreign Tax Authority or (ii) that any such examination is threatened or contemplated.

(j)            No member of the Windset Group has (A) been the subject of an audit or other examination of Taxes by a Tax Authority, or (B) received any notices from any Tax Authority relating to any issue which could affect the Tax liability of any member of the Windset Group.

(k)           No member of the Windset Group as of the Closing Date, (A) is presently contesting the Tax liability of any member of the Windset Group before any court, tribunal or agency, (B) has granted a power-of-attorney relating to Tax matters to any person or (C) has applied for and/or received a ruling or determination from a Tax Authority regarding a past or prospective transaction of any member of the Windset Group.

(l)            All Tax Returns filed by each member of the Windset Group have been and are true, correct and complete in all material respects. No such Tax Return contains any misstatement or omits any statement that should have been included therein.  No such Tax Return has been amended.

(m)          The Tax Liability of the Windset Group for previous taxation periods is as indicated in its Tax Returns. All Taxes shown as due on such Tax Returns or otherwise due or claimed to be due by any Governmental Authority have been paid. All instalments, assessments and reassessments of which the Windset Group is aware or has received notice and all other Taxes which are due and payable, have been paid in full. Reserves and provisions for Taxes accrued but not yet due on or before the Closing Date as reflected in the Financial Statements are adequate as of the date of the Financial Statements and are in accordance with GAAP. No deficiencies for Taxes have been proposed, asserted or assessed against any member of the Windset Group that are not adequately reserved against. Since December 31, 2009, no material Tax liability of a member of the Corporation and its Subsidiaries has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business.

(n)           The Windset Group has made available to the Investor complete and correct copies of all Tax Returns that have been filed as of the date hereof (except Tax Returns for periods in respect of which the applicable statutory period of limitations has expired) and copies of all its correspondence with taxing authorities in respect of the periods to which such Tax Returns relate.

(o)           No unresolved assessments, reassessments, audits, claims, actions, suits, proceedings or investigations exist or have been initiated with regard to any Taxes or Tax Returns of any member of the Windset Group. To the knowledge of the Corporation, no assessment, reassessment, audit or investigation by any Governmental Authority is underway, threatened or imminent with respect to Taxes for which any member of the Windset Group may be liable, in whole or part.

(p)           Other than as described in Schedule 3.23, no member of the Windset Group has requested or entered into any agreement or other arrangement or executed any waiver providing for any extension of time within which (i) to file any Tax Return in respect of any Taxes for which any member of the Windset Group is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which any member of the Windset Group is or may be liable; (iii) any member of the Windset Group is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Authority may assess or collect Taxes for which any member of the Windset Group is or may be liable.

(q)           All liabilities of the Windset Group and each of its members in respect of Taxes have been assessed by the relevant Governmental Authority and notices of assessment have been issued for all taxation periods ending on or before December 31, 2009.

(r)           Each member of the Windset Group have duly and on a timely basis withheld from any amount paid or credited by it to or for the account or benefit of any Person,  including any Employees, Contractors, officers or directors and any non-resident person, the amount of all Taxes and other deductions required by any Law, rule or regulation to be withheld from any such amount and has duly and on a timely basis remitted the same to the appropriate Governmental Authority.

(s)           Except as set forth in Schedule 3.23, no member of the Windset Group has, directly or indirectly, transferred property to or supplied services to, or acquired property or services from, any Person with whom it was not dealing at arm’s length (for the purposes of the Tax Act) for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply, acquisition or disposition of such property or services.

(t)           Except as set forth in Schedule 3.23, for all transactions between any member of the Windset Group that is resident in Canada for the purposes of the Tax Act and any non-resident Person with whom the Corporation or any such Subsidiary was not dealing at arm’s length during a taxation year ending on or before the Closing Date, each member of the Windset Group has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(u)          Except as set forth in Schedule 3.23(u), no member of the Windset Group has entered into any advance pricing agreement with any Governmental Authority.

(v)          There are no circumstances which exist and would result in, or which have existed and resulted in, the application to any member of the Windset Group of any of sections 78, 79, 79.1, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the taxation legislation of any province or any other jurisdiction, to the Windset Group at any time up to and including the Closing Date in respect of any transaction entered into. No member of the Windset Group has claimed, nor will it claim for any return for a period ending on or prior to the Closing Date, any reserve under any one or more of subparagraph 40(1)(a)(iii), paragraphs 20(1)(m) or 20(1)(n) of the Tax Act or any equivalent provincial provision, if such amount could be included in the income of such entity for any period ending after the Closing Date.

(w)         There are no Encumbrances for Taxes on the assets of any member of the Windset Group other than Permitted Encumbrances.

(x)          No member of the Windset Group is party to, bound by or obligated under any Tax Sharing agreement, tax indemnification agreement or similar contract or arrangement. No member of the Windset Group has any liability for the Taxes of any other Person.

(y)          Each member of the Windset Group listed in Schedule 3.23(s) is a registrant for the purposes of the HST/GST Legislation having the registration numbers listed in Schedule 3.23(s). No member of the Windset Group is or has ever been a financial institution within the meaning of the HST/GST Legislation.

(z)           No member of the Windset Group is required to file any Tax Returns in any jurisdiction outside Canada and the United States.

(aa)        No member of the Windset Group has made an election under Section 301.7701-3 of the United States Treasury Regulations to be treated as an entity that is not an association taxable as a corporation for United States federal tax purposes.

(bb)       Schedule 3.23(bb) of the Disclosure Schedules sets forth:

(i)           the taxable years of the Windset Group as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)          those years for which examinations by the taxing authorities have been completed; and

(iii)         those taxable years for which examinations by taxing authorities are presently being conducted.

(cc)        Except as disclosed in Schedule 3.23(cc) of the Disclosure Schedules, no elections have been made by a member of the Windset Group under 83 and 85 of the Tax Act.

(dd)       All deficiencies asserted, or assessments made, against any member of the Windset Group as a result of any examinations by any taxing authority have been fully paid.

(ee)        The Windset Group is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(ff)         The Windset Group has delivered to the Investor copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, any member of the Windset Group for all Tax periods ending after December 31, 2008.

(gg)       There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of any member of the Windset Group.

(hh)       No member of the Windset Group is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(ii)          No member of the Windset Group is a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(jj)          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to any member of the Windset Group.

(kk)        The Windset Group has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Windset Group has no Liability for Taxes of any Person (other than the Corporation) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(ll)          No member of the Windset Group has  agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.

(mm)      No member of the Windset Group has been, or will be immediately following the Closing, a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(nn)       No member of the Windset Group has entered into any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(oo)       No member of the Windset Group has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(pp)       Except as disclosed in Schedule 3.23(pp), there is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of any member of the Windset Group under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(qq)       Schedule 3.23(jj) of the Disclosure Schedules sets forth all foreign jurisdictions in which each member of the Windset Group is subject to Tax, is engaged in business or has a permanent establishment. The Windset Group has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Windset Group has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(rr)         None of the assets of any member of the Windset Group is property that the member of the Windset Group is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

(ss)        Other than Windset Holdings USA, Inc., Windset Farms (California), Inc. and Windset Greenhouses (Nevada), Inc., each member of the Windset Group has been, since incorporation, a Canadian-controlled private corporation under the provisions of the Tax Act.

(tt)         Each member of the Windset Group has maintained and continues to maintain at its place of business in Canada, all books and records required to be maintained under the Tax Act, the Excise Tax Act (Canada) and any comparable law of any province or territory in Canada, including laws related to sales and use taxes.

(uu)       No member of the Windset Group currently is, nor has at any time in the current taxable year been, nor will become as a result of the transactions contemplated herein: a “controlled foreign corporation” (“CFC”) or a “passive foreign investment company” (“PFIC”), in each case as defined in the Code.  No member of the Windset Group anticipates that it will become a CFC or PFIC for the current taxable year.  The Corporation and each other member of the Windset Group is treated as a corporation for U.S. federal income tax purposes, and no member of the Windset Group is a “surrogate foreign corporation” under either Section 7874(a)(2)(B) or 7874(b) of the Code.

(vv)       Except as disclosed in Schedule 3.23(vv), there are no elections in respect to distributions or transfers that are required to be made by any member of the Windset Group that have not already been made.

(ww)      Since 2003, no member of the Windset Group has received a taxable dividend described in subsection 55(2) of the Tax Act (including a taxable dividend where subsection 55(3) of the Tax Act was applicable.

Section 3.24    Books and Records.  The minute books and stock record books of the Corporation, all of which have been delivered to the Investor, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Corporation contain accurate and complete records of all meetings, and actions taken by written consent of, the shareholders, the board of directors and any committees of the board of directors of the Corporation, and no meeting, or action taken by written consent, of any such shareholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all such books and records will be in the possession of the Corporation or advisors to the Corporation known to the Investor.

Section 3.25    Brokers.  Except as set forth in Schedule 3.25 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Corporation.

Section 3.26    Licenses and Permits.  Each member of the Windset Group holds all Authorizations necessary to own or lease its properties and to conduct its business as presently conducted.  Schedule 3.26 sets forth a list of all Authorizations which are material to the Business, except as otherwise disclosed in the Disclosure Schedules.  Each member of the Windset Group is in compliance with all Authorizations except where noncompliance would not have a Material Adverse Effect.  To the knowledge of the Corporation, no Governmental Authority has threatened the suspension or cancellation of any Authorization.

Section 3.27    Accounting Practices.  The Windset Group makes and keeps accurate books and records reflecting its assets and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Windset Group’s financial statements and to maintain accountability for the assets of each the Windset Group, (iii) access to the assets of the Windset Group is permitted only in accordance with management’s authorization and (iv) the reported accountability of the assets of the Windset Group is compared with existing assets at reasonable intervals.

Section 3.28    Compliance With Export and Trade Laws.  To the knowledge of the Corporation, each member of the Windset Group is in material compliance with all applicable United States and foreign government laws and regulations concerning the exportation of any products, technology, technical data and services, including those administered by, without limitation, the United States Department of Commerce, the United States Department of State, and the United States Department of the Treasury.  To the knowledge of the Windset Group, each member of the Windset Group is also in material compliance with United States and international economic and trade sanctions, including those administered by the Office of Foreign Assets Control within the United States Department of the Treasury.  To the knowledge of the Corporation, each member of the Windset Group is also in material compliance with the antiboycott regulations administered by the United States Department of Commerce, the Foreign Corrupt Practices Act, and all laws and regulations administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security.

Section 3.29    Privacy.  Each member of the Windset Group has complied with all privacy laws, including the Privacy Act (British Columbia) in connection with the collection, use and disclosure of all personal information.

Section 3.30    Full Disclosure.  The Windset Group has made available to the Investor all the information available to the Windset Group that the Windset Group has the lawful right to provide, and that the Windset Group reasonably believes that Investor would need for deciding whether to acquire the Purchased Shares or to proceed with the projects contemplated by the MOU.  No member of the Windset Group has wilfully, knowingly or recklessly made any untrue statement of a material fact, nor omitted to state a material fact necessary, in order to make the statements contained in this Agreement, the Transaction Agreements, nor any other documents delivered, or caused to be delivered, by the Corporation herewith or therewith untrue.  No representation or warranty by any member of the Windset Group in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Investor pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV    Representations and warranties of the Investor

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Investor represents and warrants to the Corporation that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01    Organization and Authority of the Investor.  The Investor is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.  The Investor has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which the Investor is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Investor of this Agreement and any other Transaction Document to which the Investor is a party, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Investor. This Agreement has been duly executed and delivered by the Investor, and (assuming due authorization, execution and delivery by the Corporation) this Agreement constitutes a legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms. When each other Transaction Document to which the Investor is or will be a party has been duly executed and delivered by the Investor (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Investor enforceable against it in accordance with its terms.

Section 4.02    No Conflicts.  The execution, delivery and performance by the Investor of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Investor.

Section 4.03    Sufficiency of Funds.  the Investor has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

ARTICLE V    Covenants

Section 5.01    No Solicitation of Other Bids.

(a)           The Corporation agrees that, through the earlier of (i) February 15, 2011 and (ii) the date on which the Investor notifies the Corporation, in writing, of its intention not to continue to pursue the proposed transaction (the “No-Shop Period”), neither the Corporation nor any Affiliate, director, officer, employee, shareholder or agent of the Corporation will, directly or indirectly, solicit, initiate, entertain or encourage any proposals or offers from any third party relating to the transactions contemplated by this Agreement, or participate in any discussions regarding, or furnish to any person any information with respect to, any such transaction.

(b)           The Corporation will promptly inform the Investor in writing of any third party inquiries or proposals received by the Corporation during the No-Shop Period.

(c)           The covenants in this section will expire in the event that Closing Date has not occurred on or by February 15, 2011.

Section 5.02    Confidentiality.  Following the Closing Date, the Corporation shall, and shall cause members of the Windset Group and the Related Parties to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning this Agreement and the Transaction Agreements, except to the extent that the Corporation can show that such information (a) is generally available to and known by the public through no fault of the Windset Group, a Related Party, or their respective Representatives; or (b) is lawfully acquired by the Windset Group, a Related Party or their respective Representatives from and after the Closing Date from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Windset Group, a Related Party or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Corporation shall promptly notify the Investor in writing and shall disclose only that portion of such information which the Corporation is advised by its counsel in writing is legally required to be disclosed, provided that the Corporation shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.03    Non-competition; Non-solicitation.

(a)           For a period of six (6) years commencing on the Closing Date (the “Restricted Period”), each Party shall not, and shall not permit any of its Affiliates to, directly or indirectly, except as expressly contemplated by the MOU, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Windset Group and customers or suppliers of the Windset Group. Notwithstanding the foregoing, Affiliates of the Corporation may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such affiliate is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)           For a period of three (3) years commencing on the Closing Date (the “Non- Solicitation Period”), each Party shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Windset Group or the Investor, as applicable, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.03(b) shall prevent the Windset Group, the Investor or any of its respective Affiliates from hiring (i) any employee whose employment has been terminated by the Windset Group or the Investor, as applicable, or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)           During the Non-Solicitation Period, each Party shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Windset Group or potential clients or customers of the Windset Group for purposes of diverting their business or services from the Windset Group.

(d)           Each Party acknowledges that the restrictions contained in this Section 5.03 are reasonable and necessary to protect the legitimate interests of the Investor and the Corporation and constitute a material inducement to the Parties to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.03 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.03 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.04    Closing Conditions  From the date hereof until the Closing, each Party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.

Section 5.05    Public Announcements.  Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement or their Affiliates shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 5.06   Further Assurances.  Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI          Conditions to closing

Section 6.01    Conditions to Obligations of All Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment, at or prior to the Closing, of each of the following conditions:

(a)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)          Each member of the Windset Group shall have received all consents, Authorizations, orders and approvals from the Governmental Authorities referred to in Schedule 3.04 of the Disclosure Schedule and the Investor shall have received all consents, Authorizations, orders and approvals from the Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, in each case, in form and substance reasonably satisfactory to the Investor and the Corporation, and no such consent, Authorization, order or approval shall have been revoked.

(c)          The Windset Group shall have completed the Canadian reorganization and bank financing (including from FCC and HSBC) on terms reasonably acceptable to the Investor (which terms, with respect to the FCC financing, shall include a side letter from FCC (the “FCC Side Letter”) clarifying and ensuring that, among other things, the payment of any dividend to the Investor as set forth in the Transaction Documents or the Constating Documents shall be permitted so long as no event of default (as such term is defined in the agreements entered into with FCC and HSBC) has occurred and is continuing under the Canadian Credit Agreement with FCC.)

Section 6.02    Conditions to Obligations of the Investor.  The obligations of the Investor to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or the Investor’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          The representations and warranties of the Corporation contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)          Each member of the Windset Group shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Corporation shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)          No Action shall have been commenced against the Corporation which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)          All approvals, consents and waivers necessary to consummate the transactions contemplated by this Agreement shall have been received, and executed counterparts thereof shall have been delivered to the Investor at or prior to the Closing.

(e)          There shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)           The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto, on terms both satisfactory and tax advantageous the Parties, and true and complete copies thereof shall have been delivered to the Investor.

(g)          The Investor shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Corporation, that (x) each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied, and (y) confirms that Steven Newell and John Newell continue to serve as Chief Executive Officer and Chief Operating Officer, respectively, of the Corporation.

(h)          The Investor shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Corporation certifying that (x) attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of the Corporation authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (y) attached thereto is a true and complete copy of the Constating Documents in effect at least one (1) Business Day prior to the Closing Date.

(i)           The Investor shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Corporation certifying the names and signatures of the officers of the Corporation authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(j)           The Investor shall have received the fully executed FCC Side Letter, in a form reasonably acceptable to the Investor.

(k)          The Investor shall have received from Fasken Martineau DuMoulin LLP, counsel for the Corporation, an opinion, dated as of the Closing Date, in a form reasonably acceptable to the Investor.

(l)           As of the Closing Date, the Board shall be comprised of Dr. John P. Newell, Sylvia Helen Newell, Steven Newell, John Newell and Ron Midyett, and each member of the Board shall have entered into indemnity agreements in a form reasonably acceptable to the Investor.

(m)        The Corporation, the Investor, Newell Capital Corporation, Dr. John P. Newell, John Newell, Steven Newell and Sylvia Helen Newell shall have executed and delivered the Shareholders’ Agreement in a form reasonably acceptable to the Investor (the “Shareholders’ Agreement”).

(n)          The Corporation shall have (x) filed the Articles of Amendment, in a form reasonably acceptable to the Investor, with Industry Canada on or prior to the Closing Date, which shall continue to be in full force and effect as of the Closing Date, and (y) qualified the Shares under applicable Canadian securities laws.

(o)          The Corporation shall have delivered to the Investor a good standing certificate (or its equivalent) for the Corporation from the Registrar of Companies of British Columbia and a compliance certificate for the Company from Industry Canada.

(p)          The Corporation shall have executed agreements with Kubo and JW Design regarding the U.S. Facility on terms reasonably acceptable to the Investor.

(q)          The Subordination Agreement by and among the Corporation, the Investor and certain members of the Newell Family shall be executed by the parties thereto on terms reasonably acceptable to the Investor.

(r)           The Corporation shall have delivered, or caused to be delivered, to the Investor the Share Certificates, free and clear of Encumbrances.

(s)          All current and former Employees and consultants shall have entered into the Corporation’s standard form proprietary information and inventions agreement, in form previously presented and acceptable to the Investor.

(t)           The Investor shall have satisfactorily completed legal, tax, operational and other due diligence of the Corporation, including review and analysis of the Related Party Agreements.

(u)          The Corporation shall have delivered to the Investor such other documents or instruments as the Investor reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 6.03    Conditions to Obligations of the Corporation.  The obligations of the Corporation to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or the Corporation’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          The representations and warranties of the Investor contained in Article IV shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(b)          All covenants, agreements and conditions contained in this Agreement to be performed by the Investor on or prior to the Closing Date shall have been performed or complied with in all material respects.

(c)          All authorizations, approvals or permits of any Governmental Authority that are required in connection with the lawful issuance and sale of the Purchased Shares pursuant to this Agreement shall be obtained and effective as of the Closing Date.

(d)          The Corporation shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Investor, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

(e)          The Corporation shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Investor certifying that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of the Investor authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f)           The Investor shall have delivered to the Corporation a good standing certificate (or its equivalent) for the Investor from State of Delaware.

ARTICLE VII    Indemnification

Section 7.01    Survival. All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing until the expiration of three (3) years from the Closing Date, and, thereafter, to the extent a claim is made prior to such expiration with respect to any breach of such representation, warranty or agreement, until such claim is finally determined or settled; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.08, Section 3.11 and the covenants in Section 2.05 shall survive indefinitely, and the representations and warranties in Section 3.20, Section 3.22 and Section 3.23 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days; provided further, that such expiration shall not affect the rights of the Investor and its successors and assigns, Subsidiaries and Affiliates and its and their respective officers, directors, sellers, employees and agents to otherwise seek recovery for a claim arising out of any fraud, wilful breach, or intentional misrepresentation by any member of the Windset Group until the expiration of any applicable statute of limitations with respect thereto. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.02    The Investor Warranty Claims.  Except as hereinafter set forth, the Corporation (the “Indemnifying Party”) shall indemnify and hold harmless on an after-tax basis the Investor and its successors and assigns, Subsidiaries and Affiliates and its and their respective officers, directors, sellers, employees and agents (collectively, the “Indemnified Party”), against, and in respect of, any and all Losses which may arise out of: (i) any misrepresentation in, or breach or violation of this Agreement by any member of the Windset Group; (ii) any breach or non-fulfilment of any of the representations, warranties, agreements, obligations or covenants made in this Agreement by any member of the Windset Group; (iii) any inaccuracy or misrepresentation in the Schedules hereto or in any certificate or document delivered in accordance with the terms of this Agreement by any member of the Windset Group; or (iv) Taxes of any member of the Windset Group for any period ending on or before the Closing Date or otherwise allocable to a portion of the period ending on or before the Closing Date; provided however, that the Investor shall be entitled to indemnification hereunder only when the aggregate of all such the Investor Warranty Claims exceeds US$100,000 (the “Indemnification Threshold”); provided further however that (x) once such Losses for which the Investor is entitled to indemnification hereunder exceeds the Indemnification Threshold, then the Corporation shall be liable from the first dollar of all such Losses, and (y) the cumulative liability of the Corporation for indemnification payments hereunder shall not exceed US$15,000,201 (exclusive of all reasonable expenses of investigation and reasonable attorneys’ fees and expenses incurred by the Investor in connection with any action, suit or proceeding).  In determining the amount of any Losses for which the Investor is entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined after deducting therefrom the amount of any insurance proceeds (after giving effect to any applicable deduction or retention) and other third party recoveries actually received by the Investor in respect of such Losses and the amount of any tax benefit related thereto (net of any Tax Liability resulting from the indemnification payment).  If an indemnification payment is received by the Investor and the Investor receives insurance proceeds, other third party recoveries or tax benefits in respect of the related Losses, the Investor shall immediately refund the Indemnifying Party, paying last dollars first, in a sum equal in the aggregate to the lesser of (y) the actual amount of such insurance proceeds, other third party recoveries and tax benefits or (z) the actual amount of the indemnification payment previously paid by the Indemnifying Party with respect to such Losses.

Section 7.03    Third Party Claims.  Without regard to the limitations set forth in Section 7.02 hereof, the Corporation shall indemnify and hold the Investor and its successors and assigns, Subsidiaries and Affiliates and its and their respective officers, directors, sellers, employees and agents harmless on an after-tax basis against any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, Tax, accounting and other expenses, arising out of any legal, Tax, governmental or administrative action, suit or proceeding against the Investor, which legal, Tax, governmental or administrative action, suit or proceeding arises from the conduct of the Business of the Windset Group prior to the Closing Date or from events that occurred prior to Closing Date and relate to the ownership or condition of the properties owned or leased by the Windset Group prior to the Closing Date.

Section 7.04    Notice of Claim.  Upon obtaining knowledge thereof, the Indemnified Party shall promptly notify the Indemnifying Party in writing of any damage, claim, loss, liability or expense which the Indemnified Party has determined has given or could give rise to a claim under this Article VII (such written notice being hereinafter referred to as a “Notice of Claim”); provided that the failure to provide prompt notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder.  A Notice of Claim shall contain a brief description of the nature and estimated amount of any such claim giving rise to a right of indemnification.

Section 7.05    Defense of Third Party Claims.  With respect to any claim or demand set forth in a Notice of Claim relating to a third party claim, the Indemnifying Party may defend, in good faith and at its expense, any such claim or demand, and the Indemnified Party, at its expense, shall have the right to participate in the defense of any such third party claim; provided, however, that the Corporation shall not have the right to defend any claim with respect to Taxes to the extent that resolution of such claim could affect the Tax Liability of the Investor, its Affiliates or Subsidiaries with respect to any period.  So long as the Indemnifying Party is defending in good faith any such third party claim, the Indemnified Party shall not settle or compromise such third party claim.  If the Indemnifying Party does not so elect to defend any such third party claim, the Indemnified Party shall have no obligation to do so.

ARTICLE VIII          Miscellaneous

Section 8.01    Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, promptly following the Closing, the Corporation shall reimburse the Investor for its expenses (whether external or internal) arising in connection with the transactions contemplated by this Agreement.

Section 8.02    Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to the Corporation:	Windset Holdings 2010 Ltd. 3660 41-B Street Delta, BC Canada V4K 3N2 Facsimile: 604-940-7711 E-mail: tmartin@windset.com Attention: Chief Financial Officer

with a copy to:	Fasken Martineau DuMoulin LLP 2900-550 Burrard Street Vancouver (BC) V6C 0A3, Canada Facsimile: 604-632-3124 E-mail: ajackson@fasken.com Attention: Andrew P. Jackson
If to the Investor:	Apio, Inc. P.O. Box 727 Guadalupe, California 93434 Facsimile: 805-343-0745 E-mail: rmidyett@apioinc.com Attention: Chief Executive Officer
with a copy to:	Orrick, Herrington & Sutcliffe LLP 405 Howard Street San Francisco, California 94105, U.S.A. Facsimile: 415-773-5759 E-mail: dolphhellman@orrick.com Attention: Dolph Hellman

Section 8.03    Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein: (x) to Articles, Sections and Disclosure Schedules mean the Articles and Sections of, and Disclosure Schedules to this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04    Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05    Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06    Entire Agreement.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07    Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, the Investor may, without the prior written consent of the Corporation, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned Subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08    No Third-party Beneficiaries.  Except as provided in Section 8.07 and Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10    Governing Law; Dispute Resolution Mechanism.

(a)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of California.

(b)           All disputes arising under the Agreement shall be resolved in the following manner.  The senior management of both parties shall meet to attempt to resolve such disputes.  If the senior management cannot resolve the disputes, either party may make a written demand for formal dispute resolution and specify therein the scope of the dispute.  Within thirty (30) days after such written notification, the parties agree to meet for one (1) day with an impartial mediator and consider dispute resolution alternatives other than litigation.  If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one day mediation, either party may begin litigation proceedings.

Section 8.11    Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12    Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WINDSET HOLDINGS 2010 LTD.

By	/s/ Steven Newell
Name: Steven Newell
Title: President

APIO, INC.

By	/s/ Ron L. Midyett
Name: Ron L. Midyett
Title: CEO, Apio, Inc.

Signature Page to Share Purchase Agreement